EXHIBIT 23(a)
                                                                  -------------


                         Consent of Independent Auditors



The Board of Directors
Unigraphics Solutions Inc.:

We consent to the use of our reports dated March 6, 1998, relating to the balance sheets of Unigraphics Solutions Inc. as of December 31, 1996 and 1997, and the related statements of stockholder's equity/net investment and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports appear in the Registration Statement on Form S-1 of Unigraphics Solutions Inc. (File No. 333-48261) incorporated herein by reference.


/s/ KPMG PEAT MARWICK LLP

St. Louis, Missouri
June 23, 1998